Schedule I

Directors and Executive Officers

The business address of each director and executive officer is c/o Uber Technologies, Inc., 1725 3rd Street San Francisco, CA 94158. Unless otherwise indicated, each director and executive officer is a citizen of the United States.

NAME AND POSITION	PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT
Dara Khosrowshahi	Chief Executive Officer and Director of Uber Technologies, Inc.
Prashanth Mahendra-Rajah	Chief Financial Officer of Uber Technologies, Inc.
Tony West	Senior Vice President, Chief Legal Officer and Corporate Secretary of Uber Technologies, Inc.
Nikki Krishnamurthy	Senior Vice President and Chief People Officer of Uber Technologies, Inc.
Jill Hazelbaker	Chief Marketing Officer and Senior Vice President, Public Affairs of Uber Technologies, Inc.
Ronald Sugar	Former Chairman and CEO of Northrop Grumman
Revathi Advaithi	CEO of Flex Ltd.
Turqi Alnowaiser(1)	Deputy Governor and Head of International Investments Division of The Public Investment Fund
Ursula Burns	Co-founder of Integrum Holdings, LP
Robert Eckert	Operating Partner of FFL Partners, LLC
Amanda Ginsberg	Operating Partner of Advent International
John Thain	Founding Partner of Pine Island Capital Partners LLC
David Trujillo	Partner of TPG
Alexander Wynaendts(2)	Former CEO and Chairman of Aegon NV

(1) Mr. Alnowaiser is a citizen of the Kingdom of Saudi Arabia

(2) Mr. Wynaendts is a citizen of the Netherlands